Exhibit 8.2



                     [LETTERHEAD OF SIROTE & PERMUTT, P.C.]




                                February 6, 2001

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203

Ladies and Gentlemen:

                  We have  acted as special  Alabama  tax  counsel  to  Colonial
Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, relating to the proposed registration by the Company of 11,450,469 common shares of beneficial interest, par value $.01 per share (the "Securities"), all of which Securities may be issued by the Company as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"). In connection therewith, we have been asked to provide an opinion on certain Alabama tax matters described in the discussion of "Other Tax Considerations" within the Prospectus. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

                  The opinions set forth in this letter are based on relevant provisions of the Alabama Code of 1975, as amended (the "Code"), Department of Revenue regulations issued thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history as of the date hereof. These provisions and interpretations are subject to changes. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  We have reviewed the description of Alabama state and local tax implications of ownership of the Securities contained in the Prospectus under the caption "Other Tax Considerations" and such other matters as we feel necessary to render the following opinions.


                  Based on the foregoing and subject to the discussion contained under the caption "Other Tax Considerations" in the Prospectus, we are of the opinion that the section of the Prospectus captioned "Other Tax Considerations" accurately summarizes the Alabama tax considerations that are likely to be material to a holder of the Securities.

                  We consent to being named as special Alabama tax counsel to the Company in the "Other Tax Considerations" section of the Prospectus and to the reference to our firm under the caption "Legal Matters." We further consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.


                                                        Very truly yours,



                                                    /s/ Sirote & Permutt, P.C.
                                                        ----------------------
                                                        SIROTE & PERMUTT, P.C.